Exhibit 99.1
MERCANTILE BANCORP, INC. REPORTS 2006 SECOND QUARTER
AND SIX MONTH RESULTS
• Net Interest Income in Second Quarter Grows to $9.4 Million
• Net Interest Margin for Second Quarter and Six Months Declines Slightly
• Noninterest Income Growth Fueled by Brokerage Business
• Higher Noninterest Expense for Six Months Reflects Lawsuit Settlement
• Second Quarter Net Income 38 Cents vs. 41 Cents a Year Ago
• Three-for-One Stock Split Completed
Quincy, Illinois, July 19, 2006 – Mercantile Bancorp, Inc. (AMEX: MBR) today reported net income for the second quarter ended June 30, 2006 of $2.2 million, or 38 cents per share, compared with net income of $2.4 million, or 41 cents per share, in the comparable quarter a year earlier. For the first six months of 2006, Mercantile posted net income of $4.2 million, or 71 cents per share, compared with net income of $4.4 million, or 75 cents per share in the first six months of last year. The company noted that earnings per share for the prior year periods have been adjusted to reflect its three-for-one stock split completed in June, 2006.
“We continued to experience a narrowing of the differential between long-term and short-term interest rates,” said Dan S. Dugan, chairman, president and chief executive officer. “Long term rates serve as the basis for pricing loans while short-term rates govern the interest rates we offer on deposits. Additionally, as certain deposits mature, the rates we need to offer to renew those deposits must be competitive if we are to retain them. In general, those deposits are being renewed at higher rates. This is reflected in our higher interest expense for both the quarter and six months.”
The Company said lending activity in the second quarter remained robust. Loans stood at $911.5 million at second quarter-end, compared with $871.8 million at the end of the first quarter of the current year and $810.7 million at the end of the second quarter of 2005, increases of 4.6 percent and 12.4 percent, respectively. For the first six months, loans rose by $50.2 million from their level at the end of 2005, an increase of 5.8 percent.
“The increase in our loan portfolio is particularly significant given the softening of the housing market nationwide and the higher level of concern about inflation and geopolitical events,” Dugan noted. “It is a testament to the hard work and talent of our employees at all levels and to the reputation of our banks in the communities we serve.”
Net interest income in the second quarter was $9.4 million. This compares with net interest income of $8.9 million in the comparable period last year. The increase reflected growth in the loan portfolio and was achieved despite a decline in net interest margin to 3.53 percent from 3.60 percent in the year-ago period. For the six months, net interest income amounted to $18.3 million

vs. $17.2 million in the same period last year. Net interest margin in the first six months of the current year declined to 3.47 percent from 3.53 percent in the same period a year earlier.
Dugan noted that net interest margin in the second quarter increased from 3.40 percent in the first quarter. “While it is too soon to claim that interest rates have normalized, the quarter-to-quarter improvement may be an early indication that the pace at which rates are increasing is beginning to moderate.”
Noninterest income in the second quarter of $2.4 million compared with $2.0 million in the comparable quarter last year. Approximately half of the increase is due to fees generated by the Company’s brokerage operation based at Farmers State Bank of Northern Missouri. For the six months, noninterest income was $4.8 million, compared with $4.0 million in the first six months of 2005.
Noninterest expense in the second quarter rose to $7.5 million from $6.6 million in the same quarter a year ago, an increase of 13.3 percent. The Company said a significant portion of the increase is due to costs associated with staffing of Farmers State Bank’s brokerage operation, which did not open for business until the third quarter of 2005. Noninterest expense for the six months amounted to $15.3 million vs. $13.5 million in the same period of the prior year. The increase for the six months reflects the impact of a previously announced $450,000 (pre-tax) settlement of a lawsuit recorded in the first quarter related to the brokerage operation.
“We have managed to maintain good control over our cost structure throughout the six months. We did experience some additional staffing costs in the first half related to the brokerage operation, which was still in startup mode for much of the first half of 2006. We expect that to be offset to an increasing extent as the brokerage operation gains traction and makes a greater contribution to our results going forward.”
The Company’s balance sheet remained solid as of June 30, 2006. Cash and cash equivalents stood at $41.3 million vs. $44.2 million at the end of 2005. Loans amounted to $911.5 million vs. $861.3 million at December 31, 2005. Total assets stood at $1.2 billion at June 30, up 3.4 percent from their level at the end of 2005. Deposits at June 30 were $961.4 million, compared with $946.1 million at December 31, an increase of 1.6 percent. Shareholders’ equity increased to $94.0 million, up 2.8 percent over its level of $91.5 million at the end of the previous year.
“During the second quarter, we continued to actively pursue our three-pronged strategy for growth, which includes managing our core community banking business, seeking out strategic acquisitions and making equity investments in promising de novo banks,” Dugan noted. “Our goal is to be able to deliver greater value to our shareholders than would be possible were we to focus solely on our traditional Illinois and Missouri operations.”
“On May 31 we announced we reached an agreement to acquire Royal Palm Bancorp, Inc., an institution with $147 million in assets based in Naples, Florida. That acquisition, expected to close by the end of 2006, gives us a foothold in one of the nation’s fastest-growing and most affluent markets. Additionally, we announced we have agreed to make a small equity investment in Premier Community Bank of the Emerald Coast. Located in Crestview, Florida, Premier Community Bank expects to quickly establish itself as an important provider of banking services to the rapidly expanding economy of the Panama City-Pensacola area of the Florida panhandle,” Dugan commented.
Dugan also noted that, during the second quarter, Mercantile announced it expects to generate a return on one of its previous de novo investments. “GBCP Bancorp of Lawrenceville, Georgia, in which we hold a five percent equity investment, has agreed to merge with First Charter Corporation. As a result of that merger, we expect to receive a total of approximately $4 million, with 30% anticipated in cash and the remainder in First Charter stock, in exchange for our GBCP shares. Upon closing, the Company expects to record a gain of approximately $2.9 million, which equates to an annualized return of approximately 28 percent. This is exactly the kind of result for which we are striving by devoting a small percentage of our capital to de novo investments,” he added.
Just after the second quarter ended, the Company said it realized a gain on its investment in NorthStar Bancshares, Inc. when the merger of that company with Enterprise Financial Services Corp. of Clayton, Missouri was completed. As the owner of a 19.6 percent equity interest in NorthStar, the Company will receive 209,664 Enterprise shares, valued at approximately $5.4 million as of the July 5, 2006 closing date. It also will receive approximately $1.3 million in cash, bringing the total value realized to $6.7 million. This amount represents a gain of $2.8 million and an annualized return on the investment of approximately 15 percent. The gain will be recorded in the third quarter of the current year.
In order to maintain its financial flexibility, the Company said it completed additional financing transactions just after the end of the second quarter. The financing included issuance of $30 million in trust preferred securities and the renewal of an existing $15 million line of credit. “These transactions strengthen our capital structure and position us for additional growth,” Dugan stated.
Commenting on the outlook for the second half of 2006, Dugan said “We are in a challenging period, particularly with respect to the interest rate cycle. We continue to see an unusual relationship between long-term and short-term rates. Although we are still attracting additional deposits, the cost of those deposits continues to rise. This is putting pressure on our interest rate margin. While we do not expect this situation to be permanent, neither do we expect the difference between long- and short-term rates to quickly return to historic levels.
“Accordingly we must make certain our operating costs remain under control while we strive to offset lower margins and continue to grow by increasing our volume, including new loan generation. As I said in prior comments, we expect the Federal Reserve to begin taking action to normalize interest rates.
“However, we are also aware that any moves they make will require some time to be reflected in our results. Fortunately, as a leading bank in our markets with a reputation for outstanding service, we are well-situated to continue growing even in the current environment and to be in a position to grow faster as conditions normalize,” Dugan concluded.

About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
Tables follow

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(In Thousands)
	(Unaudited)

ASSETS

Cash and cash equivalents	$41,305	$44,154
Securities	153,981	165,066
Loans held for sale	3,546	3,635
Loans, net of allowance for loan losses	899,404	849,566
Premises and equipment	18,720	18,242
Interest receivable	7,988	7,896
Cash surrender value of life insurance	16,258	15,930
Other	35,699	33,335

Total assets	$1,176,901	$1,137,824

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$961,440	$946,129
Short-term borrowings	52,522	32,587
Long-term debt	50,420	51,720
Interest payable	3,845	3,134
Other	5,700	5,205

Total liabilities	1,073,927	1,038,775

Minority Interest	8,935	7,561

Total stockholders’ equity	94,039	91,488

Total liabilities and stockholders’ equity	$1,176,901	$1,137,824

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended
	June 30, 2006	June 30, 2005
	(In Thousands)
	(Unaudited)

Interest Income:
Loans and fees on loans	$30,760	$24,554
Securities:
Taxable	2,508	2,434
Tax exempt	889	803
Other	401	330

Total interest income	34,558	28,121

Interest Expense:
Deposits	14,309	9,462
Short-term borrowings	667	277
Long-term debt	1,268	1,169

Total interest expense	16,244	10,908

Net Interest Income	18,314	17,213

Provision for Loan Losses	1,403	1,229

Net Interest Income After Provision for Loan Losses	16,911	15,984

Noninterest Income:
Fiduciary activities	979	898
Brokerage fees	621	232
Customer service fees	1,739	1,603
Other service charges and fees	334	313
Net gains on loan sales	292	215
Other	807	708

Total noninterest income	4,772	3,969

Noninterest Expense:
Salaries and employee benefits	8,755	7,897
Net occupancy expense	923	771
Equipment expense	894	823
Professional fees	802	717
Postage and supplies	428	439
Other	3,504	2,843

Total noninterest expense	15,306	13,490

Minority Interest	386	227

Income Before Income Taxes	5,991	6,236

Income Taxes	1,818	1,817

Net Income	$4,173	$4,419

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Six Months Ended
	June 30, 2006	June 30, 2005
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.71	$.75
Weighted average shares outstanding	5,848,245	5,891,040
Cash dividends paid per share	$.16	$.04
Book value per share	$16.08	$15.23
Tangible book value per share (1)	$14.81	$14.04
Ending number of common shares outstanding	5,848,245	5,891,040

AVERAGE BALANCES
Assets	$1,143,028	$1,051,390
Securities	$158,029	$171,233
Loans (2)	$872,169	$784,366
Earning assets	$1,056,246	$975,370
Deposits	$954,888	$883,041
Interest bearing liabilities	$932,931	$863,887
Stockholders’ equity	$93,368	$86,513

END OF PERIOD FINANCIAL DATA
Net interest income	$18,314	$17,213
Loans (2)	$911,473	$810,706
Allowance for loan losses	$8,523	$7,490

PERFORMANCE RATIOS
Return on average assets	.74%	.85%
Return on average equity	9.01%	10.30%
Net interest margin	3.47%	3.53%
Interest spread	3.06%	3.24%
Efficiency ratio (3)	66%	64%
Allowance for loan losses to loans (2)	.94%	.92%
Allowance as a percentage of non-performing loans	233%	191%
Average loan to deposit ratio	91%	89%
Dividend payout ratio	22.54%	5.33%

ASSET QUALITY
Net charge-offs	$962	$854
Non-performing loans	$3,654	$3,917
Other non-performing assets	$528	$966

(1)	Net of goodwill and core deposit intangibles
(2)	Loans include loans held for sale and nonaccrual loans
(3)	Does not include securities gains/losses

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30, 2006	June 30, 2005
	(In Thousands)
	(Unaudited)

Interest Income:
Loans and fees on loans	$16,026	$12,807
Securities:
Taxable	1,288	1,226
Tax exempt	446	430
Other	124	131

Total interest income	17,884	14,594

Interest Expense:
Deposits	7,519	4,959
Short-term borrowings	393	172
Long-term debt	610	594

Total interest expense	8,522	5,725

Net Interest Income	9,362	8,869

Provision for Loan Losses	768	680

Net Interest Income After Provision for Loan Losses	8,594	8,189

Noninterest Income:
Fiduciary activities	494	448
Brokerage fees	302	108
Customer service fees	917	866
Other service charges and fees	164	161
Net gains on loan sales	148	125
Other	412	277

Total noninterest income	2,437	1,985

Noninterest Expense:
Salaries and employee benefits	4,355	3,795
Net occupancy expense	452	387
Equipment expense	451	428
Professional fees	474	419
Postage and supplies	183	197
Other	1,606	1,412

Total noninterest expense	7,521	6,638

Minority Interest	161	133

Income Before Income Taxes	3,349	3,403

Income Taxes	1,100	1,001

Net Income	$2,249	$2,402

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30, 2006	June 30, 2005
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$.38	$.41
Weighted average shares outstanding	5,848,245	5,891,040
Cash dividends paid per share	$.08	$.02
Book value per share	$16.08	$15.23
Tangible book value per share (1)	$14.81	$14.04
Ending number of common shares outstanding	5,848,245	5,891,040

AVERAGE BALANCES
Assets	$1,146,626	$1,060,761
Securities	$155,684	$171,850
Loans (2)	$883,940	$796,772
Earning assets	$1,059,564	$984,184
Deposits	$957,113	$890,383
Interest bearing liabilities	$937,121	$872,725
Stockholders’ equity	$93,760	$85,718

END OF PERIOD FINANCIAL DATA
Net interest income	$9,362	$8,869
Loans (2)	$911,473	$810,706
Allowance for loan losses	$8,523	$7,490

PERFORMANCE RATIOS
Return on average assets	.79%	.91%
Return on average equity	9.62%	11.24%
Net interest margin	3.53%	3.60%
Interest spread	3.11%	3.31%
Efficiency ratio (3)	65%	62%
Allowance for loan losses to loans (2)	.94%	.92%
Allowance as a percentage of non-performing loans	233%	191%
Average loan to deposit ratio	92%	89%
Dividend payout ratio	21.05%	4.88%

ASSET QUALITY
Net charge-offs	$572	$552
Non-performing loans	$3,654	$3,917
Other non-performing assets	$528	$966

(1)	Net of goodwill and core deposit intangibles
(2)	Loans include loans held for sale and nonaccrual loans
(3)	Does not include securities gains/losses

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